SOUTHWESTERN ENERGY COMPANY
RESTRICTED CASH UNIT AWARD AGREEMENT

SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (“Southwestern”), has on this [___] day of ________, 20__ (the “Award Date”) granted to [______] (the “Employee”) a Restricted Cash Unit Award (“the “Award”). This Award is subject to the terms of this Restricted Cash Unit Award Agreement (the “Agreement”) and is made pursuant to the Southwestern Energy Company 2022 Incentive Plan (the “Plan”) and the Southwestern Energy Company Guidelines for Long-Term Incentive Awards (the “Guidelines”) thereunder, both of which are incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the meaning provided in the Plan or the Guidelines.

1.    Acceptance of Terms and Conditions. By acknowledging and accepting this Award, Employee agrees to be bound by the terms and conditions of this Agreement, the Plan and all conditions established by Southwestern in connection with the Award, and Employee further acknowledges and agrees that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against Southwestern or any subsidiary (collectively, the “Company”) directly or indirectly, or give rise to any cause of action at law or in equity against the Company. To vest in the Award described in this Agreement, Employee must accept this Award. If Employee fails to accept this Award prior to the first Vesting Date, the Award will be cancelled and forfeited.

2.    Grant. Subject to the restrictions, limitations, terms and conditions specified in the Plan and this Agreement, Southwestern hereby grants the Employee an Award in the amount of $[_______].

3.    Vesting. Except as otherwise provided in Sections 6 and 7 of this Agreement, the Award will vest in three equal amounts (each a “Vesting Amount”) on each of the first, second, and third anniversaries of the Award Date (each a “Vesting Date”), provided Employee is employed on a Vesting Date.

4.    Payment. No later than 30 days following a Vesting Date, Company will pay the Vesting Amount in cash, less all applicable taxes. Notwithstanding the forgoing, with respect to any Vesting Date that occurs after the Closing (as defined below), at the election of the Committee in its sole discretion, the Award may be settled in shares of Parent Common Stock (as defined below) (which number of shares will be determined by dividing the Vesting Amount, less all applicable taxes, by the fair market value of such shares as of the applicable Vesting Date, rounded up to the nearest whole share).

“Closing” shall mean the closing of the transactions contemplated by that certain Agreement and Plan of Merger dated as of January 10, 2024 by and among Chesapeake Energy Corporation (“Chesapeake”), Southwestern and certain other entities.

“Parent Common Stock” shall mean the common stock of Chesapeake, par value $0.01 per share.

5.    Termination of Employment.

(a)    Termination due to Death, Disability or Retirement. If the Employee’s employment with the Company is terminated as a result of the Employee’s death, Disability, defined below, or Retirement, defined below, all unvested amounts on the date of such termination shall become fully vested and will be settled in accordance with Section 4 above.

“Disability” shall mean a condition entitling a Participant to benefits under the long-term disability policy maintained by the Company and applicable to the Participant. For purposes of this Plan, a Participant’s employment or service shall be deemed to have terminated as a result of Disability on the date as of which the Participant is first entitled to receive disability benefits under such policy, law or regulation; provided that with respect to any Award that is subject to Section 409A of the Code, if such Award provides for any payment or distribution upon a Participant’s (i) Disability, then “Disability” shall have the meaning given to such term in Section 1.409A-3(i)(4) of the Treasury Regulations or (ii) termination of employment or service as a result of Disability, then such Participant’s employment or service shall be deemed to have terminated as a result of Disability on the date on which such Participant experiences a Separation from Service.

“Retirement” shall mean the termination of the employment of an Employee on or after the date on which the Employee has both attained age 65 and completed 3 years of service with the Company.

(b)    Other Terminations. If the Employee’s employment with the Company is terminated for any reason other than those specified in Section 5(a) above or Section 6 below, all unvested amounts on the date of the Employee’s termination of employment shall be forfeited and cancelled on the date of such termination of employment.

6.    Change in Control. Upon a Change in Control, (x) to the extent no provision is made in connection with the Change in Control for assumption of the Award, or (y) the Award is assumed or substituted in connection with the Change in Control and the Participant’s employment is terminated as set forth in Section 10(b) of the Plan, this Award shall fully vest and will be settled in accordance with Section 4 above. For the avoidance of doubt, the Company’s Change in Control Severance Plan will be considered an agreement with the Company for purposes of determining if the Participant is eligible for “Good Reason” protection pursuant to Section 10(b) of the Plan.

7.    Limitations on Transfer. No right under this agreement is transferable prior to the vesting of any Vesting Amount, and any transfer of the Employee’s rights with respect to the Award, whether voluntary or involuntary, by operation of law or otherwise, will result in the cancellation and forfeiture of this Award and the transfer shall be of no force or effect.

8.    Responsibility for Taxes. The Employee shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, which he or she incurs in connection with the vesting, or settlement of this Award, in accordance with Section 16 of the Plan. However, upon the exercise or settlement of this Award in cash, or any payment with respect to this Award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, settlement or payment.

9.    Section 409A of the Code. To the extent applicable, the benefits provided hereunder shall be paid in such a manner as to satisfy Section 409A of the Code or an exception to the application of Section 409A of the Code. To the extent that these benefits become subject to Section 409A of the Code, this Agreement and the Plan shall be interpreted and construed to the fullest extent allowed under Section 409A of the Code and the applicable guidance thereunder to satisfy the requirements of an exception or to comply with Section 409A of the Code and the applicable guidance thereunder and to avoid any additional tax thereunder. Notwithstanding the foregoing or any provision of this Agreement to the contrary, in no event shall the Company be liable to an Employee on account of an Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, Section 409A of the Code. In addition, notwithstanding anything in this Agreement to the contrary, if an Employee is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Employee would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six (6) months after the Employee’s Separation from Service (or, if earlier, the date of the Employee’s death).

10.    Conformity with the Plan. This Agreement is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. If there is any conflict between the terms and conditions of the Plan and this Agreement the terms of the Plan, as interpreted by the Committee, shall govern.

11.    No Rights to Continued Employment. Nothing in this Agreement shall confer upon the Employee any right with respect to the continuation of the Employee’s employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate the Employee’s employment or service or to increase or decrease the compensation of the Employee from the rate in existence at the time of the grant of this Award.

12.    Consent to Transfer Personal Data. The Employee acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 11. The Company holds certain personal information about the Employee for the purpose of managing and administering the Award (the “Data”). The Company may transfer Data to any third parties assisting the Company in the implementation, administration and management of the Award. The Employee authorizes the Company and any third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Award.

13.    Confidentiality. The Employee agrees not to disclose the existence or terms of this Award to any other employees of the Company or third parties with the exception of the Employee’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

14.    Modification. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof. The Committee may amend, modify or terminate this

Agreement in accordance with Section 17 of the Plan, provided that no such amendment or modification shall adversely affect the right of the Participant under this Agreement without the Participant’s written consent other than as set forth in Section 17(b) of the Plan.

15.    Governing Law. All matters arising under this Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Delaware, without regard to any state’s conflict of law principles.

16.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Award, including this Agreement, by electronic means and/or require the Employee to accept this Award or any future Award by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees that acceptance of this Award and any future Award may be through an on-line or electronic system established and maintained by Southwestern or a third party designated by Southwestern.

17.    Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement

18.    Waiver. The waiver by the Company with respect to Employee’s compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.

19.    Participant Acknowledgment. By accepting this Agreement, the Participant agrees to be bound to all of the terms and conditions of this Agreement and the Plan as the same may be amended from time to time.

IN WITNESS WHEREOF, Southwestern has caused this Agreement to be executed by its undersigned duly authorized officer as of the [____] day of _________, 20__.

SOUTHWESTERN ENERGY COMPANY

By: